EXHIBIT 99.1

FOR IMMEDIATE RELEASE: March 17, 2011

For more information, please contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, SD 57104

p: 605-333-7556

HF Financial Corp. Announces Establishment of

First Twin Cities Branch

SIOUX FALLS, SD, MARCH 17, 2011 - HF Financial Corp. (NASDAQ: HFFC), announced today that its banking subsidiary, Home Federal Bank, has secured a location in the Twin Cities market to establish a new branch bank.

The branch will be named Infinia Bank, a Division of Home Federal Bank of South Dakota. Curtis L. Hage, Chairman, CEO and President of HF Financial Corp. explains, “because there is a financial institution with a similar name already in that market, we chose to establish a new name to alleviate any confusion for customers. Therefore, we have established Infinia Bank as our Twin Cities market identity.”

“Our name will remain Home Federal Bank in our existing branch network in eastern South Dakota and southwest Minnesota. Ultimately, we are one banking institution with over 80 years of history helping customers achieve their financial dreams.”

The new location will be at 3601 Minnesota Dr., Ste 170 (near intersection of I-494 and France Ave.) — a high traffic, easy access area in Bloomington. Opening will take place in the spring of 2011.

Stephen Bianchi, President of the Twin Cities market said, “I am thrilled to enter this community as Infinia Bank. Our entrance plan will start with a business banking focus until we identify additional opportunities that could help us build out the full-service community bank presence we plan to establish long-term.”

Hage continues, “We are committed to our customers and shareholders to seek out opportunities that will enhance our overall service delivery channels. While we continue to grow organically through our existing branch network, we believe our philosophy of serving communities with a wide array of competitive products, convenient access and unsurpassed customer service will be well received in this new market.”

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About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, South Dakota, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 33 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota. Internet banking is also available at www.HomeFederal.com.